EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-201317 of Oncothyreon Inc. on Form S-3, Registration Statement Nos. 333-167302, 333-162640, 333-172814, 333-180025, 333-187257, 333-196581, and 333-202647 of Oncothyreon Inc. on Form S-8, and Registration Statement Nos. 333-146964 and 333-146966 of Biomira Inc., on Form S-8 of our reports dated March 14, 2016, relating to the consolidated financial statements of Oncothyreon Inc., and the effectiveness of internal control over financial reporting of Oncothyreon Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP

Seattle, Washington
March 14, 2016